Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252
FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P.
Announces Tender for Any and All of its $250,000,000 Aggregate Principal Amount of 6.875% Senior Notes
and Related Solicitation of Consents
     Whippany, New Jersey, March 9, 2010 — Suburban Propane Partners, L.P. (NYSE:SPH) (“Suburban Propane”), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, announced today that Suburban Energy Finance Corp. and Suburban Propane (collectively “Suburban”), have commenced a cash tender offer for any and all of the $250,000,000 aggregate principal amount of their 6.875% Senior Notes due 2013 with CUSIP number 864486AB1 (the “Notes”) and a related solicitation of consents (together, the “Offer”) to certain proposed amendments to the indenture governing the Notes (the “Consents”).
     The Offer will expire at 12:00 midnight, New York City time, on April 5, 2010, unless extended (such date and time, as the same may be extended, the “Expiration Date”). Holders who validly tender their Notes and provide their Consents prior to 5:00 p.m., New York City time, on March 22, 2010, unless such date is extended or earlier terminated (the “Consent Payment Deadline”), will be entitled to receive the total consideration of $1,025.42, payable in cash for each $1,000 principal amount of Notes accepted for payment, which includes a consent payment of $30.00 per $1,000 principal amount of Notes accepted for payment. The Offer contemplates an early settlement option, so that holders whose Notes are validly tendered prior to the Consent Payment Deadline and accepted for purchase could receive payment as early as March 23, 2010 (the “Initial Settlement Date”). Holders who validly tender their Notes after the Consent Payment Deadline, but on or prior to the Expiration Date will receive $995.42 for each $1,000 principal amount of Notes accepted for purchase, which amount is equal to the total consideration less the consent payment. Accrued and unpaid interest, up to, but not including, the applicable settlement date will be paid in cash on all validly tendered and accepted Notes. The settlement date with respect to all Notes not settled at the Initial Settlement Date is expected to be April 6, 2010, or promptly thereafter.
     Holders tendering their Notes will be deemed to have delivered their Consent to certain proposed amendments to the indenture governing the Notes, which will eliminate certain covenants and certain provisions relating to events of default. Following receipt of Consents of at least a majority in aggregate principal amount of the outstanding Notes, Suburban will execute a supplemental indenture effecting the proposed amendments.
     The closing of the Offer will be subject to a number conditions that are set forth in the Offer to Purchase and Consent Solicitation Statement dated March 9, 2010 (the “Offer to Purchase”), including, (i) the receipt of the required Consents to amend and supplement the indenture governing the Notes and the execution by the applicable parties of the supplemental indenture effecting such amendments, and (ii) the successful completion by Suburban of a new senior debt offering. The Offer is not conditioned on any minimum amount of Notes being tendered. Notes validly tendered and Consents validly delivered may not be withdrawn on or following the date of the execution of the supplemental indenture except as may be required by law.
     The terms and conditions of the Offer, including Suburban’s obligation to accept the Notes tendered and pay the purchase price therefor, are set forth in the Offer to Purchase. Suburban may amend, extend or, subject to certain conditions, terminate the Offer.
     In connection with the Offer, Suburban has retained BofA Merrill Lynch as the dealer manager. Questions regarding the Offer may be directed to BofA Merrill Lynch, Debt Advisory Services Group, at (888) 292-0070 (toll-free) and (980) 388-4603 (collect). Copies of the Offer to Purchase can be obtained from the information agent,

D.F. King & Co., Inc. at (800) 488-8035 (toll-free) and (212) 269-5550 (collect). For questions concerning delivery by means of the Automated Tender Offer Program please contact The Bank of New York Mellon, the Depositary for the Offer, at (212)-815-3687.
About Suburban Propane Partners, L.P.
     Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. Suburban serves the energy needs of approximately 850,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.
About Suburban Energy Finance Corp.
     Suburban Energy Finance Corp. is a Delaware corporation and a wholly-owned subsidiary of Suburban Propane formed for the sole purpose of acting as the co-issuer of the Notes. It has nominal assets and does not and will not conduct any operations or have any employees.
Forward-Looking Statements
     This press release includes forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Suburban expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding closing of the offering and the use of proceeds of the offering. These statements reflect Suburban’s expectations or forecasts based on assumptions made by the partnership. These statements are subject to risks including those relating to market conditions, financial performance and results, prices and demand for natural gas and oil and other important factors that could cause actual results to differ materially from our forward looking statements. These risks are further described in Suburban’s reports filed with the Securities and Exchange Commission.
     Any forward-looking statement speaks only as of the date on which such statement is made and Suburban undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.
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